SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): August 12, 2005

NEUROCRINE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22705	33-0525145
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12790 El Camino Real, San Diego, CA		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 617-7600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT..
SIGNATURES

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On August 11, 2005, the Board of Directors of Neurocrine Biosciences, Inc. approved the following Board compensation plan based upon a comparative market analysis. Consistent with the previous Board compensation plan, all non-employee directors will continue to be reimbursed for expenses incurred in connection with performing their duties as directors of the Company. Effective with the May 2006 Annual Meeting of Stockholders, directors who are not employees or consultants of the Company will receive a $25,000 annual retainer, and the Chairman of the Board will receive an annual cash retainer of $30,000. The Chairman of the Audit Committee will also receive a $10,000 annual cash retainer, and the Chairman of the Compensation Committee and the Chairman of the Nominating/Corporate Governance Committee will also each receive an annual cash retainer of $5,000 for their services. Additionally, each other Committee member will receive an annual cash retainer of $3,000 per committee. Effective immediately, all Board members will receive $2,000 for each regular meeting of the Board of Directors and $750 for each special meeting or telephone meeting lasting more than one hour that such directors attend, and will no longer be compensated for each committee meeting or teleconference. To provide for a transition to this new method of Board compensation, each Board member will receive a one-time $5,500 retainer adjustment.
     Each non-employee director will continue to receive a grant of a nonstatutory option to purchase 12,000 shares of the Company’s common stock (or 15,000 shares in the case of the Chairman of the Board) at each Annual Meeting of Stockholders, provided that such non-employee director has been a non-employee director of the Company for at least six months prior to the date of such Annual Meeting. Each new non-employee director will automatically be granted a nonstatutory stock option to purchase 25,000 shares of the Company’s common stock upon the date such person joins the Board of Directors.

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SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 12, 2005	NEUROCRINE BIOSCIENCES, INC.
/s/ PAUL W. HAWRAN
Paul W. Hawran
Executive Vice President and Chief Financial Officer

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